Exhibit 10.04

Patrick Spence

May 25, 2012

Dear Patrick:

On behalf of Sonos Inc., I am delighted to offer you an exempt position as Chief Commercial Officer in our Santa Barbara, CA office. In your new position you will report to John MacFarlane. We look forward to welcoming you to Sonos.

Immigration

Sonos understands that you are presently not authorized for employment in the United States and that we will have to file necessary application forms to the US government to request that you be authorized for employment by Sonos. Pursuant to this understanding, we will, as an organization, file a petition to seek classification on your behalf. Sonos understands that it is obligated to pay any and all legal fees and government filing fees associated with this matter. As such, it is Sonos’s decision as to choose its own immigration counsel to represent it with respect to this matter. The final adjudication of this petition is to be made by the US Citizenship and Immigration Services. Sonos has no control over the adjudicative authority of the US government nor can we guarantee the petition will be approved. In the event that the petition is approved, you will then need to apply for a visa at a US Embassy or Consulate in your country of residence. Upon visa issuance, you may travel to the United States to be admitted pursuant to the visa. This offer of employment is contingent upon your presentation of documentation that demonstrates that you have the lawful right to employment for Sonos in the United States.

Remuneration

If you decide to join Sonos, you will receive an annual salary of $350,000, which will be paid semi-monthly in accordance with Sonos’ payroll procedures.

Bonus

You will be eligible to participate in the Sonos Bonus Plan. Employees can earn up to 15% of their base salary, according to the following funding parameters. There are two distinct components: (1) Individual Bonus: 10% of base salary will be available, and the annual bonus award is variable based on individual performance and impact; (2) Company Bonus: An additional 5% of base salary is available as an upside bonus opportunity measured by either a fiscal year Company target or, for some groups, a fiscal year goal measured by a specific organizational target. See your manager for details. Due to the shorter transition year for fiscal 2012, the Company bonus will be prorated at 75% for 9 months. If the employee starts between 1-February and 30-June, eligibility will be pro-rated for the applicable period. If the employee starts after 30-June, they will be ineligible for that year’s Bonus Plan. After this transition year in 2012, Sonos’ fiscal year will run from October 1-Sept. 30. The parameters of the Sonos Bonus Plan are subject to change on an annual basis.

223 E De La Guerra  Santa Barbara, CA 93101  T (+1) 805 965 3001  F (+1) 805 965 3010  www.sonos.com

Stock Options

If you decide to join Sonos, it will be recommended at the first meeting of Sonos’ Board of Directors following your start date that Sonos grant you an option to purchase shares of Sonos’ Common Stock. The option grant will give you the right to purchase 400,000 shares of Common Stock at a price per share to be determined by the Board. 25% of the shares subject to the option grant will vest 12 months after the date your vesting begins, subject to your continuing employment with Sonos. The remaining shares will vest monthly over the next 36 months in equal monthly amounts, subject to your continuing employment with Sonos. The option grant will be subject to the terms and conditions of Sonos’ Stock Option Plan and Stock Option Agreement.

Relocation

We will reimburse your reasonable out-of-pocket moving expenses, such as moving costs, temporary housing, etc, which will include a minimum of $30,000 and a maximum to be determined over time between you and John. Note that some expenses are taxable and shall be grossed up in accordance with IRS regulations. Our goal is to make your move as easy as possible.

In order to allow Sanos to properly compute the total amount of reimbursement due, you will need to maintain and submit receipts for all expenses. Please note that in order to earn your relocation package you must complete your move within 12 months of your start date and be actively employed with Sanos for 6 months following your start date. However, if you voluntarily terminate your employment with Sanos within 12 months of your start date, you may be responsible for reimbursement of the relocation costs at Sanos’ sole discretion.

As a regular full-time employee, you will be eligible to receive benefits that are provided to U.S. employees of Sonos beginning the first day of the calendar month following your start date. These include benefits such as health, dental, retirement and vision insurance.

There are several conditions of employment at Sonos of which you should be aware. These are attached as an appendix to this offer letter. These apply to all U.S. employees of Sonos in the same manner as they will apply to you.

Please feel free to contact your manager with any questions or concerns you may have regarding this offer, Sonos’ benefits package, options plans or the terms and conditions of your employment. The terms contained in this offer letter supersede all prior oral representations regarding employment. Please accept this offer by signing and dating below and return it to Human Resources by email at or by fax at no later than Wednesday, May 30th, 2012. If you accept our offer, we anticipate that your first day of employment would be no later than Monday, June 25th, 2012.

We are excited about having you join our team. We are creating a work environment that focuses on quality, innovation, and drive, and hope you’ll be a key part of it. We look forward to working with you at Sonos.

Sincerely,

223 E De La Guerra  Santa Barbara, CA 93101  T (+1) 805 965 3001  F (+1) 805 965 3010  www.sonos.com

/s/ Susan Monaghan
Susan Monaghan
Chief Human Resources Officer

Agreed to and accepted:

Signature:	/s/ Patrick Spence

Date: May 25, 2012

Printed Name: Patrick Spence

Attachment: Appendix of Employment Terms and Conditions

223 E De La Guerra  Santa Barbara, CA 93101  T (+1) 805 965 3001  F (+1) 805 965 3010  www.sonos.com

Employment Terms and Conditions

1.    At Will Employment: You should be aware that your employment with Sonos is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Sonos is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give Sonos at least two weeks notice.

2.    Background Checks: Sonos reserves the right to conduct background investigations and/or reference checks on all of its potential employees. This offer of employment may be rescinded at any time in the event of unfavorable background investigation and/or reference check results.

3.    Federal Immigration Law: For purposes of federal immigration law, you will need to provide to Sonos documentary evidence of your identity and eligibility for employment in the United States. Please provide such documentation to us within three (3) business days of your date of hire.

4.    Conflicting Agreements: We also ask that, if you have not already done so, you disclose to Sonos any agreements relating to your prior employment that may affect your eligibility to be employed by Sonos or limit the manner in which you may be employed. It is Sonos’ understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, by joining Sonos, you agree that, during the term of your employment with Sonos, you will not engage in any other employment, occupation, consulting or other business activity directly related to Sonos’ business, nor will you engage in any other activities that conflict with your obligations to Sonos. Similarly, you agree not to bring any third party confidential information to Sonos, including that of your former employer, and that in performing your duties for Sonos you will not in any way utilize any such information.

5.    Compliance with Company Standards: As a Company employee, you will be expected to abide by Sonos’ rules and standards of conduct. These are set forth in Sonos Handbook, which is distributed and available to each employee.

6.    Employee Agreement. As a condition of your employment, you will need to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Sonos, and non-disclosure of Company proprietary information. This agreement specifies the procedures to be followed in the event of any dispute or claim relating to or arising out of our employment relationship. We will need you to sign the Agreement on or before your first day of employment.

7.    If you join our Santa Barbara office, your employment will be governed by and interpreted under the laws of the State of California, without regard to conflict of law principles. If you join our Cambridge office, your employment will be governed by and interpreted under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.

223 E De La Guerra  Santa Barbara, CA 93101  T (+1) 805 965 3001  F (+1) 805 965 3010  www.sonos.com

May 25, 2012

r.e. Addendum to offer

Dear Patrick,

Your U.S. offer will govern your long term relationship with us, however for a limited time we both agree that you will be employed from your home office in Canada and in compliance with Canadian employment regulations. As soon as your U.S. immigration status clears, your employment contract in Canada will be mutually terminated and any rights or benefits under Canadian law will be released. Your employment once you transfer to the U.S. will be at will.

Please accept this addendum by signing and dating below and return it to Human Resources by email at or by fax at no later than Wednesday, May 30th, 2012. If you accept our offer, we anticipate that your first day of employment would be no later than Monday, June 25th, 2012.

Sincerely,

/s/ Susan Monaghan
Susan Monaghan
Vice President, Human Resources

Agreed to and accepted:

Signature:	/s/ Patrick Spence

Date: May 25, 2012

Printed Name: Patrick Spence

223 E De La Guerra  Santa Barbara, CA 93101  T (+1) 805 965 3001  F (+1) 805 965 3010  www.sonos.com